UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2019

Progenics Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-23143	13-3379479
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One World Trade Center, 47th Floor, New York, New York 10007
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (646) 975-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0013	PGNX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Interim Chief Executive Officer

On November 15, 2019, the Board of Directors (the “Board”) of Progenics Pharmaceuticals, Inc. (the “Company”) appointed Mr. David W. Mims as the Company’s Interim Chief Executive Officer, effective immediately.

Mr. Mims, 56, was elected as a director of the Company, effective November 8, 2019. He has also served as a member of the board of directors at each of Guideway Care, a healthcare company that provides technology-enabled care guidance, since May 2017 and SouthPoint Bank, a community banking institution, since August 2015. Previously, Mr. Mims served as President, U.S. Specialty Pharmaceuticals for Aptalis Pharma Inc. (“Aptalis”) (f/k/a Axcan Pharma Inc.), a privately held pharmaceutical company, from May 2011 until May 2014, shortly after it was acquired by Forest Laboratories, Inc. (formerly NYSE: FRX).  While at Aptalis, Mr. Mims managed over 200 employees and grew the business to over $475 million in annual net sales. Mr. Mims similarly served as President, U.S. Specialty Pharmaceuticals at Axcan Intermediate Holdings Inc., the parent company of Axcan Pharma Inc. (formerly TSE: AXP and  Nasdaq: AXCA), from February 2008 until May 2014 and as a member on its board from 2000 to 2007. Mr. Mims began working at Axcan Pharma Inc. as Executive Vice President and Chief Operating Officer in 2000 after the company acquired Scandipharm, Inc., a privately held pharmaceutical company, which Mr. Mims helped found and for which he served as Vice President, Chief Operating Officer and Chief Financial Officer, from 1991 until 1998. Currently, Mr. Mims serves as a member of the American Institute of Certified Public Accountants and Alabama Society of Certified Public Accountants. Previously, Mr. Mims served as a director of the University of Alabama at Birmingham Research Foundation. Mr. Mims is a licensed CPA (inactive). Mr. Mims received his B.S. in accounting from Auburn University.

In connection with the appointment of Mr. Mims as Interim Chief Executive Officer, on November 19, 2019, the Company agreed to pay Mr. Mims $30,000 per month for such period of time as he remains Interim Chief Executive Officer of the Company.

Mr. Mims is expected to enter into an indemnification agreement with the Company in the form previously approved by the Board and filed as Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2007.

There is no arrangement or understanding between Mr. Mims and any other person pursuant to which Mr. Mims was appointed as Interim Chief Executive Officer and Mr. Mims has no direct or indirect interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. No family relationship exists between Mr. Mims and any other director or executive officer of the Company.

Appointment of Interim Chair of the Board

On November 15, 2019, the Board appointed Ms. Ann MacDougall as Interim Chair of the Board, effective immediately.

Compensation of the Board of Directors

In connection with their previously announced election to the Board, Mr. Gérard Ber, Mr. Eric J. Ende, Ms. MacDougall, Mr. Mims and Mr. Heinz Mäusli will receive the Company’s standard non-employee director cash and equity compensation as described in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on May 30, 2019. The Board intends to review the Company’s director compensation policy in the first quarter of 2020.

Item 7.01.            Regulation FD Disclosure.

On November 21, 2019, the Company issued a press release announcing the appointment of Mr. Mims as Interim Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and is hereby incorporated by reference herein.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01.             Financial Statements and Exhibits.

(d)          Exhibits.

Exhibit No.	Document

99.1	Press Release announcing appointment of Mr. David Mims as Interim Chief Executive Officer, dated November 21, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROGENICS PHARMACEUTICALS, INC.

By:	/s/ Patrick Fabbio
Patrick Fabbio
Executive Vice President and Chief Financial Officer

Date: November 21, 2019